                                                                   EXHIBIT 11.1

            SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                               YEAR ENDED DECEMBER 31,
                                          ------------------------------------
                                             1995         1996        1997
                                          -----------  ----------  -----------
Net loss Attributable to
 Common Stockholders....................  $(1,088,605) $ (606,241) $(7,290,434)
                                          ===========  ==========  ===========
Weighted Average Number of Shares
 Outstanding During the Period..........    4,915,087   5,097,073    5,364,505
Assumed Conversion of Series A, C, D & E
 Preferred Shares to Common Shares(1)...          --          --     2,523,878
                                          -----------  ----------  -----------
                                            4,915,087   5,097,073    7,888,383
                                          ===========  ==========  ===========
Net Loss Per Share Attributable to
 Common Stockholders....................  $     (0.22) $    (0.12) $     (0.92)
                                          ===========  ==========  ===========
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(1) In connection with the initial public offering Series A, C, D and E
    Preferred Shares will automatically convert to common stock on a one for one basis. The additive shares reflect such conversion had the conversion occurred during the year ended December 31, 1997.